Exhibit 99.1

PENN TREATY COMPLETES SALE OF AGENCY SUBSIDIARY TO LTC GLOBAL

November 7, 2008 -- Allentown, PA -- Penn Treaty American Corporation (OTC:  PTYA or PTYA.PK) today announced that on November 5, it sold 100% of the common stock ownership in its subsidiary, United Insurance Group Agency, Inc. of Milford, Michigan (“UIG”) to LTC Global, Inc., a Nevada corporation (“LTC Global”).

The net purchase price of $14.25 million is comprised of (1) $1 million in cash, (2) $10.25 million as a promissory note, payable upon the earlier of (i) 120 days from November 5, 2008 or (ii) the completion of executed commission assignments, which Penn Treaty believes the majority of which will be completed within 60 to 90 days, and (3) $3 million to be paid in installments as future commissions are paid to UIG by Penn Treaty’s subsidiary insurers, which Penn Treaty anticipates will be repaid within approximately two to three years. In addition to the net purchase price, Penn Treaty will retain approximately $3 million in cash and cash equivalents held by UIG at September 30, 2008. Penn Treaty has also received approximately $4.5 million in dividends and tax provisions from UIG in 2008.

At September 30, 2008, UIG had a book value of approximately $5.5 million, which excludes the cash and cash equivalents being retained by Penn Treaty. Penn Treaty will record a gain, net of taxes, of approximately $8.5 million on the transaction. The proceeds of the sale will be retained by Penn Treaty for parent company operations and for surplus infusion to its subsidiary insurers as necessary.

Penn Treaty expects to host an investor conference call within the next several weeks to discuss this transaction and other developments within its strategic alternative process.

Penn Treaty, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long term nursing home and home health care. The Company’s website is www.penntreaty.com .

LTC Global is a leader in providing capital, sales and marketing solutions to the LTCi industry. LTC Global maintains a strong North American presence in the marketing and distribution of LTCi and other insurance-related products through its subsidiaries ACSIA Long Term Care, Inc., Gelbwaks Insurance Services, Inc. and Senior WealthCare Insurance Services. For more information, visit the LTC Global website at www.ltcglobal.com .

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including but not limited to the completion of executed commission assignments and payment of the promissory note, the payment of future commissions sufficient to satisfy the $3 installment portion of the net purchase price, the value of retained cash and cash equivalents on November 5, 2008, and the sufficiency of the proceeds for parent company operating needs or subsidiary surplus. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation
Contact:	Cameron Waite, Executive VP, Strategic Operations
800.222.3469
cwaite@penntreaty.com

LTC Global:	Daniel G. Schmedlen, Jr.
VP -- Business Development and General Counsel
541.646.2323